Exhibit 99.1

Contacts:
Susan M. Kanaya	Media:
Senior Vice President, Finance and	Denise Powell
Chief Financial Officer or	510.703.9491
Markus J. Cappel, Ph.D.	denise@redhousecomms.com
Chief Business Officer
650.210.2900	Investors:
investor@chemocentryx.com	Kimberly Minarovich
Burns McClellan
212.213.0006
kminarovich@burnsmc.com

ChemoCentryx Reports Second Quarter 2015 Financial Results and

Provides Corporate Update

— Completed enrollment in the European Vasculitis Phase II CLEAR trial of C5aR inhibitor CCX168; top line data expected by year-end 2015 —

— North American Vasculitis Phase II CLASSIC trial of CCX168 reaches halfway mark in target patient enrollment —

— Initiated Phase II proof-of-concept trial in atypical hemolytic uremic syndrome with CCX168 —

— Pancreatic cancer proof-of-concept trial with CCX872 progressing —

— Conference Call Today at 5:00 p.m. Eastern Time —

MOUNTAIN VIEW, Calif., August 6, 2015 (GLOBE NEWSWIRE) — ChemoCentryx, Inc., (Nasdaq:CCXI), a clinical-stage biopharmaceutical company focused on autoimmune diseases, inflammatory disorders and cancer, today reported financial results for the second quarter ended June 30, 2015 and provided an update on the Company’s corporate and clinical development activities.

“We continued to execute on all of our planned initiatives during the quarter and remain on track to deliver on several key milestones during 2015. We are particularly excited about the progress in our orphan and rare diseases program with our lead drug candidate, CCX168,” said Thomas J. Schall, Ph.D., President and Chief Executive Officer of ChemoCentryx. “Both the CLEAR and CLASSIC Phase II trials of CCX168 in patients with ANCA-associated vasculitis reached significant enrollment milestones, and we also initiated an important proof-of-concept trial in patients with atypical Hemolytic Uremic Syndrome. Further, in the immuno-oncology area, we have completed the first part of a two-part clinical trial of CCX872 in patients with advanced pancreatic cancer and we look forward to reporting early results from this trial by year-end.”

Recent Pipeline Developments Across Key Therapeutic Areas

Orphan and Rare Diseases: CCX168 is one of the Company’s lead drug candidates. It is an orally-administered inhibitor of the complement C5a receptor (C5aR), and is being developed for several rare disease indications, including ANCA-associated vasculitis (AAV) and atypical Hemolytic Uremic Syndrome (aHUS). These are severe and often fatal autoimmune diseases that are characterized by inflammation that can negatively affect many different areas of the body.

•	Patient enrollment was completed in the European Phase II CLEAR clinical trial of CCX168 in AAV;

•	Additionally, patient enrollment in the Phase II CLASSIC trial in North America of CCX168 in AAV reached the halfway mark, per plan;

•	A Phase II proof-of-concept clinical trial was initiated for the treatment of aHUS in patients with end stage renal disease with CCX168;

•	Data demonstrating the anti-thrombogenic effect of CCX168 in serum from patients with aHUS were presented at the 52nd European Renal Association - European Dialysis and Transplant Association (ERA-EDTA) Congress in London; and

•	ChemoCentryx collaborators presented data supporting the biological mechanism of C5a inhibition and the resultant anti-thrombotic effect in aHUS by showing that, in serum, CCX168 blocks aHUS induced up-regulation of Von Willebrand factor (VWF) on human microvascular endothelial cells at the 15th European Meeting on Complement in Human Disease in Uppsala, Sweden.

Chronic Kidney Disease: CCX140, an inhibitor of the chemokine receptor known as CCR2 and one of the Company’s lead drug candidates, is being developed as an orally administered therapy for the treatment of diabetic nephropathy, a form of chronic kidney disease.

•	Positive clinical results from the Phase II trial in patients with diabetic nephropathy treated with CCX140 were presented at the 52nd ERA-EDTA Congress in London in a late breaking oral presentation.

Immuno-Oncology: CCX872, a potent and selective inhibitor of the chemokine receptor known as CCR2, is being evaluated in patients with non-resectable pancreatic cancer.

•	Patient enrollment advanced in the clinical trial of non-resectable pancreatic cancer treated with CCX872; Part A of the trial has completed and enrollment in Part B has commenced. The two-part trial is evaluating if the combination of CCX872 and FOLFIRINOX, one of the current standard of care treatments for advanced pancreatic cancer, can promote a more effective anti-tumor response in these patients than standard care treatment alone.

Anticipated Milestones

Orphan and Rare Diseases:

•	Report top-line data by the end of 2015 from the Phase II CLEAR trial in patients with AAV treated with CCX168, which is being conducted in Europe;

•	Continue enrollment in the Phase II CLASSIC trial in AAV in North America, and report top-line data in the first half of 2016;

•	Plan for an End of Phase II meeting in 2016 and, with positive CLEAR and CLASSIC Phase II results, initiate Phase III trial in patients with AAV by the end of 2016; and

•	Report initial results from the CCX168 Phase II proof-of-concept trial in patients with aHUS by the end of 2015.

Chronic Kidney Disease:

•	Present additional study results from the CCX140 Phase II trial in diabetic nephropathy at subsequent medical meetings and in peer-reviewed publications during the year;

•	Continue design of Phase III trials and preparation for Phase III development; and

•	Prepare for an End of Phase II meeting with the FDA.

Immuno-Oncology:

•	Continue to advance the pancreatic cancer trial of CCX872 in combination with FOLFIRINOX and report early results by the end of 2015; and

•	Present preclinical results from the combination therapy of chemokine receptor and check point inhibitors in the fourth quarter of 2015.

Second Quarter 2015 Financial Results

Research and development expenses were $8.6 million for the three months ended June 30, 2015 compared to $9.0 million reported for the same period in 2014. The decrease in research and development expenses from 2014 to 2015 were primarily attributable to lower expenses associated with CCX140, the Company’s CCR2 inhibitor, due to the completion of the Phase II clinical trial in patients with diabetic nephropathy in the fourth quarter of 2014 and CCX507, the Company’s second generation CCR9 inhibitor, due to the completion of Phase I clinical development in the third quarter of 2014. These decreases were partially offset by higher expenses associated with CCX168, the Company’s C5aR inhibitor, due to continuing patient enrollment in the third and final step of the CLEAR Phase II clinical trial in Europe and the CLASSIC Phase II clinical trial in North America for the treatment of AAV. Further, the commencement of enrollment in Phase II proof of concept clinical trials in patients with Immunoglobulin A nephropathy, or IgAN and aHUS and costs associated with initiating a Phase Ib clinical trial with CCX872, the Company’s second generation CCR2 inhibitor, in patients with pancreatic cancer in the second quarter of 2015 contributed to the increase.

General and administrative expenses were $3.6 million for the three months ended June 30, 2015 compared to $3.4 million for the comparable period in 2014. The increase in general and administrative expenses from 2014 to 2015 was primarily due to increases in stock based compensation expense for stock option grants and restricted stock unit awards and professional service expenses.

Net loss was $12.1 million for the second quarter ended June 30, 2015 compared to $12.3 million in the same period in 2014.

Total shares outstanding at June 30, 2015 were approximately 44.1 million shares.

Cash, cash equivalents and investments totaled $94.2 million at June 30, 2015.

Conference Call and Webcast

The Company will host a conference call and webcast today, August 6, 2015, at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time. To participate by telephone, please dial 877-303-8028 (Domestic) or 760-536-5167 (International). The conference ID number is 90824990. A live and archived audio webcast can be accessed through the Investors section of the Company’s website at www.ChemoCentryx.com. The archived webcast will remain available on the Company’s website for fourteen (14) days following the conference call.

About ChemoCentryx

ChemoCentryx, Inc. is a clinical-stage biopharmaceutical company focused on discovering, developing and commercializing orally-administered therapeutics that target the chemokine and chemoattractant systems in order to treat autoimmune diseases, inflammatory disorders and cancer. The chemokine system is a biological network that regulates inflammation via a collection of secreted chemokine molecules, or ligands, and their specific cell surface receptors. Based on its proprietary drug discovery and drug development platform, ChemoCentryx has generated multiple clinical and preclinical-stage programs, each targeting distinct chemokine and chemoattractant receptors with different small molecule compounds. CCX140, a CCR2 inhibitor, successfully completed a Phase II clinical trial where it was shown to be safe and well tolerated while demonstrating statistically significant improvements in kidney function in patients with diabetic nephropathy. CCX168, a C5aR inhibitor, is in Phase II development for the treatment of anti-neutrophil cytoplasmic antibody-associated vasculitis (AAV). CCX168 appears to be safe, well tolerated and successful in allowing both reduction and elimination of high-dose corticosteroids, part of standard of care for AAV patients, without compromising efficacy or safety during a 12-week treatment period. CCX168 is also in Phase II pilot studies for the treatment of atypical Hemolytic Uremic Syndrome (aHUS) and Immunoglobulin A nephropathy, or IgA nephropathy (IgAN). CCX872, a second CCR2 inhibitor, successfully completed Phase I development and is in development for the treatment of non-resectable pancreatic cancer. Vercirnon (also known as Traficet-EN or CCX282) is a specific CCR9 inhibitor for the treatment of inflammatory bowel disease. Other clinical programs include CCX507, a next generation CCR9 inhibitor, which has successfully completed Phase I development and CCX354, a CCR1 inhibitor which successfully completed a Phase II clinical trial for the treatment of rheumatoid arthritis. ChemoCentryx also has several programs in advanced preclinical development.

Forward-Looking Statements

ChemoCentryx cautions that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “potential,” “continue” or “project” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements. These statements include the Company’s statements regarding the achievement of anticipated milestones in 2015 and 2016 or whether the Company’s product candidates will be shown to be effective in ongoing or future clinical trials. The inclusion of forward-looking statements should not be regarded as a representation by ChemoCentryx that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risks and uncertainties inherent in the ChemoCentryx business and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”). Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and ChemoCentryx undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in ChemoCentryx’s periodic reports filed with the SEC, including ChemoCentryx’s Annual Report on Form 10-K filed with the SEC March 13, 2015 and its other reports which are available from the SEC’s website (www.sec.gov) and on ChemoCentryx’s website (www.chemocentryx.com) under the heading “Investors.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Source: ChemoCentryx, Inc.

CCXI-G

ChemoCentryx, Inc.

Consolidated Statement of Operations Data

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Consolidated Statement of Operations Data:
Operating expenses:
Research and development	8,602	9,002	17,022	17,151
General and administrative	3,576	3,382	7,265	6,905

Total operating expenses	12,178	12,384	24,287	24,056
Loss from operations	(12,178)	(12,384)	(24,287)	(24,056)
Interest income	100	129	203	275
Interest expense	—	(6)	—	(17)

Net loss	$(12,078)	$(12,261)	$(24,084)	$(23,798)

Basic and diluted net loss per share	$(0.28)	$(0.28)	$(0.55)	$(0.55)

Shares used to compute basic and diluted net loss per share	43,842	43,274	43,672	43,191

	June 30, 2015	December 31, 2014
	(in thousands)
Consolidated Balance Sheet Data
Cash, cash equivalents and investments	$94,171	$114,620
Working capital	66,118	66,139
Total assets	96,319	116,981
Accumulated deficit	(243,875)	(219,791)
Total stockholders’ equity	90,905	108,606